Exhibit 99.1

Myomo Reports First Quarter 2024 Financial Results

Record 275 patients in backlog, includes 180 authorizations and orders in Q1, up 48% over the prior year

Record 493 MyoPro candidates added to the pipeline in Q1

Revenue of $3.8 million, up 9% over the prior year

Conference call begins at 4:30 p.m. Eastern time today

BOSTON (May 8, 2024) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today reported financial results for the three months ended March 31, 2024.

Financial and operational highlights for the first quarter of 2024 include the following (all comparisons are with the first quarter of 2023):

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Total and product revenue was $3.8 million, up 9%;
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Revenue units were 91, up 14%;
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MyoPro® orders and insurance authorizations were received for 180 units, up 48%;
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Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, was 275 units, up 56%, and includes 83 Medicare Part B patients;
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First payments for MyoPros delivered under the new Medicare fee schedule have been received;
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A record 493 new candidates were added to the MyoPro patient pipeline, up 12%;
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There were 1,112 MyoPro candidates in the patient pipeline as of March 31, 2024, up 30%;
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Gross margin was 61.2%, down 580 basis points; and,
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Cost per pipeline add was $1,597, up 1%.

Management Commentary

“First quarter revenue reflects our focus on patients with traditional insurers with a history of payment, while temporarily accepting lower pricing from CMS' billing contractors known as the DME MACs. We expect growth to increase during the second quarter as we ship MyoPros to Medicare Part B beneficiaries following the publication of reimbursement fees by the Centers for Medicare and Medicare Services (“CMS”) on April 1, 2024," said Paul R. Gudonis, Myomo's chairman and chief executive officer. “Our record backlog entering the second quarter includes 83 Medicare Part B patients, which will contribute to our expected revenue growth in the quarter."

Financial Results

	For the Three Months Ended March 31,		Period- to-Period Change
	2024	2023	$	%
Product revenue	$3,754,389	$3,446,708	$307,681	9%
Cost of revenue	1,455,345	1,139,074	316,271	28%
Gross profit	$2,299,044	$2,307,634	$(8,590)	(0)%
Gross margin %	61.2%	67.0%		-5.8%

Revenue for the first quarter of 2024 was $3.8 million, up 9% compared with the first quarter of 2023. Growth in revenue was driven by a higher number of revenue units, offset by a lower average selling price (“ASP”). ASP in the first quarter of 2024 was affected by underpayments from CMS' billing contractors, known as the DME MACs for lump sum reimbursement compared to amounts the Company is entitled to be reimbursed after the publication of the new pricing effective April 1, 2024. Myomo recognized revenue on 91 MyoPro units in the first quarter of 2024, up 14% compared with the same quarter a year ago.

Gross margin for the first quarter of 2024 was 61.2%, compared with 67.0% for the first quarter of 2023. The decrease was driven primarily by a lower ASP, a higher warranty reserve and material and other cost increases, offset by lower royalty expense.

Operating expenses for the first quarter of 2024 were $6.2 million, an increase of 24% compared with the first quarter of 2023. The increase was driven primarily by higher R&D spending due to headcount growth and outside engineering services to accelerate the completion of product development projects, higher payroll in the Company's clinical, reimbursement and human resources functions due to headcount increases to support increases in capacity, and higher advertising costs. Advertising spending of $0.8 million increased 14% from the first quarter of 2023. Cost per pipeline add was $1,597, an increase of 1% from the first quarter of 2023, but down 29% sequentially.

Operating loss for the first quarter of 2024 was $3.9 million, compared with an operating loss of $2.7 million for the first quarter of 2023. Net loss for the first quarter of 2024 was $3.8 million, or $0.10 per share, compared with a net loss of $2.6 million, or $0.11 per share, for the first quarter of 2023.

Adjusted EBITDA for the first quarter of 2024 was $(3.5) million, compared with $(2.5) million for the first quarter of 2023. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Operations Update

The MyoPro pipeline included 1,112 patients as of March 31, 2024, compared with 855 patients as of March 31, 2023, an increase of 30%. There were a record 493 patients added to the pipeline during the first quarter of 2024, an increase of 12% compared with the first quarter of 2023. The pipeline at the end of the first quarter included 230 Medicare Part B beneficiaries.

Backlog was a record 275 units as of March 31, 2024, up 56% compared with March 31, 2023. Backlog included 83 Medicare Part B patients who have received a MyoPro with claims filed and patients who have been qualified for delivery based on receipt of appropriate medical documentation.

Centers for Medicare & Medicaid Services Update

On April 1, 2024, final fees were published by CMS for its Healthcare Common Procedure Coding System ("HCSPS") codes L8701 and L8702 of $33,480.90 and $65,871.74, respectively. On May 6, 2024, the Company announced that authorizations for lump sum reimbursement for MyoPros delivered to Medicare Part B beneficiaries in April, based on the newly published fee schedule, had been received from all four of the DME MACs, with a number of payments having been received.

Cash Position

Cash, cash equivalents and short-term investments as of March 31, 2024 were $11.0 million, Cash used in operating activities was $3.2 million for the first quarter of 2024, compared to $1.8 million for the first quarter of 2023. The Company believes it has sufficient liquidity for at least the next 12 months from today.

Business Outlook

"Given our backlog, we're in a position to generate more than $5.0 million in product revenue in the second quarter," added Mr. Gudonis. "We're making progress on our capacity expansion plans, hiring approximately 20 people during the first quarter. We have the opportunity to generate between $28 million and $30 million in revenue in 2024, presuming that we meet our hiring goals and that there are no supply chain or other unexpected disruptions. We expect to have a better line of sight into this forecast by the time we report our second quarter financial results. We continue to believe that reaching operating cash flow breakeven on a quarterly basis by the fourth quarter of 2024 is achievable."

Conference Call and Webcast

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call at this link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time including up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until May 23, 2024 at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (International), with passcode 6247086.

Non-GAAP Financial Measures

Myomo is providing certain financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense and loss on equity investment. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device in the U.S. that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for second quarter and full year 2024 revenue, expectations regarding materiality of revenues from Medicare Part B patients and expectations for its liquidity and achieving operating cash flow breakeven on a quarterly basis, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

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our ability to obtain sufficient reimbursement from third-party payers for our products;
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our ability to navigate factors both within and outside our control to grow revenues sufficiently to achieve operating cash flow breakeven on a quarterly basis;
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our revenue concentration with a particular insurance payer as a result of focusing our efforts on patients with insurers who have previously reimbursed for the MyoPro;
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our ability to continue normal operations and patient interactions without supply chain disruption in order to deliver and fit our custom-fabricated devices;
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our marketing and commercialization efforts;
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our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;
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our ability to obtain and maintain our strategic collaborations and to realize the intended results of such collaborations;
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our ability to effectively execute our business plan and scale up our operations;
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our expectations as to our product development programs, including improving our existing products and developing new products;
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our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our products;
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our expectations as to our clinical research program and clinical results;
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our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;
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our ability to gain and maintain regulatory approvals;
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our ability to compete and succeed in a highly competitive and evolving industry; and
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general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

(Tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended
	March 31,
	2024	2023
Revenue
Product revenue	$3,754,389	$3,446,708

Cost of revenue	1,455,345	1,139,074
Gross profit	2,299,044	2,307,634
Operating expenses:
Research and development	956,215	476,991
Selling, clinical and marketing	2,361,845	2,030,551
General and administrative	2,869,751	2,471,057
	6,187,811	4,978,599

Loss from operations	(3,888,767)	(2,670,965)

Other (income) expense, net
Interest income, net	(135,293)	(86,314)
Other expense, net	—	31
Loss on equity investment	—	17,202
	(135,293)	(69,081)
Loss before income taxes	(3,753,474)	(2,601,884)
Income tax expense	82,158	42,411
Net loss	$(3,835,632)	$(2,644,295)

Weighted average number of common shares outstanding:
Basic and diluted	36,752,597	24,196,732
Net loss per share attributable to common stockholders
Basic and diluted	$(0.10)	$(0.11)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2024	2023
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,434,726	$6,871,306
Short-term investments	5,523,664	1,994,662
Accounts receivable, net	1,683,414	2,382,658
Inventories, net	2,386,497	1,803,507
Prepaid expenses and other current assets	676,787	598,850
Total Current Assets	15,705,088	13,650,983
Operating lease assets with right of use	604,897	663,594
Equipment, net	205,917	175,794
Other assets	4,955	91,237
Total Assets	$16,520,857	$14,581,568
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	4,963,707	4,885,944
Current operating lease liability	421,514	486,143
Income taxes payable	171,280	96,461
Deferred revenue	—	8,510
Total Current Liabilities	5,556,501	5,477,058
Non-current operating lease liability	64,599	115,160
Total Liabilities	5,621,100	5,592,218
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	2,881	2,715
Additional paid-in capital	111,522,270	105,840,239
Accumulated other comprehensive income	147,511	83,669
Accumulated deficit	(100,766,441)	(96,930,809)
Treasury stock, at cost	(6,464)	(6,464)
Total Stockholders’ Equity	10,899,757	8,989,350
Total Liabilities and Stockholders’ Equity	$16,520,857	$14,581,568

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

For the Three Months Ended March 31,	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,835,632)	$(2,644,295)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	29,685	48,632
Stock-based compensation	320,288	171,027
Credit losses	—	13,000
Loss on equity investment	—	17,202
Amortization of right-of-use assets	58,658	101,829
Other non-cash charges	63,930	49,012
Changes in operating assets and liabilities:
Accounts receivable	718,676	340,533
Inventories	(597,087)	(157,148)
Prepaid expenses and other current assets	6,897	(53,577)
Accounts payable and accrued expenses	87,041	386,880
Operating lease liabilities	(115,191)	(109,109)
Deferred revenue	(11,181)	(20,093)
Net cash used in operating activities	(3,245,564)	(1,816,690)
CASH USED IN INVESTING ACTIVITIES	(3,542,565)	(45,085)
CASH PROVIDED BY FINANCING ACTIVITIES	5,361,909	5,772,057
Effect of foreign exchange rate changes on cash	(10,360)	7,311

Net increase (decrease) in cash and cash equivalents	(1,436,580)	3,917,593

Cash and cash equivalents, beginning of period	6,871,306	5,345,967

Cash and cash equivalents, end of period	$5,434,726	$9,263,560

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended March 31,
	2024	2023
GAAP net loss	$(3,835,632)	$(2,644,295)
Adjustments to reconcile to Adjusted EBITDA:
Interest income, net	(135,293)	(86,314)
Depreciation expense	29,685	48,632
Stock-based compensation	320,288	171,027
Loss on investment in minority interest	—	17,202
Income tax expense	82,158	42,411
Adjusted EBITDA	$(3,538,794)	$(2,451,337)

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